INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND


                    MICHIGAN DAILY TAX FREE INCOME FUND, INC.


       The Corporation is authorized to issue 20,000,000,000 Common Shares
                              Par Value $.001 each


         This   certifies   that   ________________________   is  the  owner  of
___________________ fully paid and non-assessable Shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate property endorsed.

         In Witness Whereof, the said corporation has caused this Certificate to be signed by its duly authorized officers and to be sealed with the Seal of the Corporation.



Dated ____________________________________